Exhibit 99.1

News Release

For Immediate Release
August 1, 2011

CARROLLTON BANCORP REPORTS SECOND QUARTER AND YEAR TO DATE NET LOSS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced a net loss for the second quarter of 2011 of $697,000, compared to a net income of $221,000 for the second quarter of 2010.  Net loss to common stockholders for the second quarter of 2011 was $834,000 ($0.32 loss per diluted share) compared to net income available to common stockholders of $86,000 ($0.03 per diluted share) for the second quarter of 2010.

The Company’s loss before taxes was $1.2 million for the quarter ended June 30, 2011 compared to pre-tax income of $301,000 for the quarter ended June 30, 2010. For the six month period ended June 30, 2011, the Company’s loss before taxes was $968,000 compared to income before taxes of $7,000 for the six month period ended June 30, 2010.

The overall decline in operating results for the 2011 periods compared to the same periods in 2010 is a result of the ongoing losses associated with the loan portfolio and foreclosed real estate. During the three and six month periods ended June 30, 2011, the Company recorded provisions for loan losses of $1.4 million and $1.5 million compared to $570,000 and $704,000 during the same periods in 2010. Expenses and losses associated with foreclosed real estate were $821,000 and $896,000 for the three and six month periods ended June 30, 2011 as compared to $71,000 and $145,000 for the same periods in 2010.

The Company reduced non-performing assets (non-accrual loans and foreclosed real estate) by 33.6% from $14.9 million at March 31, 2011 to $9.9 million at June 30, 2011.  As a result of this improvement and the Company’s continued strategy focused on reducing excess balance sheet liquidity and reducing the cost of our interest-bearing liabilities, the Company’s net interest income improved by approximately $84,000 and $194,000 for the three and six month periods ended June 30, 2011 as compared to the prior year periods. In addition, the Company increased non-interest income by approximately $213,000 and $888,000 for the three and six month periods as a result of strength in the Company’s electronic banking, investment brokerage and mortgage origination businesses.

Non-interest expenses increased by $933,000 and $1.2 million for the three month and six month periods ended June 30, 2011, compared to the same periods in 2010. The increases between 2011 and 2010 include increases in loan workout costs, the previously mentioned expenses and losses associated with the management and disposal of foreclosed real estate and, with respect to the six month period, a change in the structure of the mortgage banking division during the first quarter of 2010 that resulted in a shift of costs that were previously recorded as an offset to mortgage fee income. These increased expenses were partially offset by, with respect to the six month period, non-recurring costs related to a lawsuit settlement during the first quarter of 2010 and with, respect to both the three and six month periods, a deposit premium acquisition cost that fully amortized in June 2010.

President and Chief Executive Officer Bob Altieri stated, “The soft economy and in particular the real estate market continues to dampen results for the Company.  We have seen a significant decrease in non-performing loans, but, the recent re-appraisals of the collateral securing existing non-performing loans and foreclosed real estate has resulted in downward adjustment to real estate values for some projects (mostly land acquisition and construction) of 50% or more.  The good news is we do not see a migration of other loans moving beyond 15-days delinquent.  For the most part, the write-downs and the increase in reserves are from loans we have attempted to work out over a 12 to 24 month period.  We will continue to be aggressive in our valuations and liquidations of non-performing loans and foreclosed real estate.  It is common practice to re-appraise these loans every 12-months and we have completed that process with the hope that real estate values will start stabilizing.”

Mr. Altieri continued and stated, “Absent asset quality issues, the Company has done well for the first 6-months of 2011, with increased fee income and a much improved net interest margin (4.09% for the 2nd quarter). We hope to continue these trends while we work aggressively to resolve and limit asset issues.  We remain well capitalized and will continue to explore ways of increasing capital.”

As previously stated, the Company recorded a provision for loan losses of $1.4 million in the second quarter of 2011 compared to $570,000 in the second quarter of 2010. The allowance for loan losses represented 1.75% of outstanding loans as of June 30, 2011 compared to 1.62% at June 30, 2010. The Company experienced net charge-offs of $1.2 million for the three months ended June 30, 2011 as compared to net charge-offs of $240,000 for the same three-month period of 2010.

Total assets as of June 30, 2011 compared to June 30, 2010 reflect a 7.1%, or $28.9 million, decrease to $376.4 million. Gross loans decreased 2.9% or $9.4 million from $322.5 million at June 30, 2010 to $313.0 million at June 30, 2011. Investments decreased 42.5% or $22.2 million to $30.0 million at June 30, 2011 from $52.2 million as of June 30, 2010. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits decreased 4.5%, or $14.4 million, to $306.9 million while borrowings decreased $7.8 million from balances at June 30, 2010. The decrease in deposits was comprised of a $33.3 million reduction in certificates of deposit, offset by an $18.4 million increase in non-interest bearing deposits and a $582,000 increase in interest bearing transaction accounts. The significant and intentional deleveraging of the balance sheet resulted in an improvement in net interest margins to 4.09% for the quarter ended June 30, 2011 as compared to 3.67% for the same period in 2010.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

The statements with respect to continuing to increase fee income and net interest margin and increasing capital are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes these statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market area or a slowdown in the current recovery, the impact of new governmental regulations that might require changes in our business model, and other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	%Change	2011	2010	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,617,833	$3,533,534	2.39%	$7,043,353	$6,849,375	2.83%
Provision for loan losses	1,427,601	569,577	150.64%	1,541,818	704,263	118.93%
Noninterest income	1,907,074	1,694,227	12.56%	3,524,391	2,636,474	33.68%
Noninterest expenses	5,289,796	4,357,278	21.40%	9,993,654	8,774,372	13.90%
Income tax expense (benefit)	(495,132)	79,665	-	(441,665)	(82,774)	433.58%
Net income (loss)	(697,358)	221,241	-	(526,063)	89,988	-
Net income (loss) to common stockholders	(834,437)	85,757	-	(800,220)	(180,980)	(342.16%)

Per Share
Net income - diluted	$(0.32)	$0.03	-	$(0.31)	$(0.07)	(342.86%)
Cash dividends declared	0.00	0.04	(100.00%)	0.00	0.08	(100.00%)
Book value	9.30	10.54	(11.82%)	9.30	10.54	(11.82%)
Common stock closing price	3.63	5.60	(35.18%)	3.63	5.60	(35.18%)

At June 30
Short term investments	$5,035,630	$4,126,609	22.03%	$5,035,630	$4,126,609	22.03%
Investment securities (b)	34,147,874	55,417,029	(38.38%)	34,147,874	55,417,029	(38.38%)
Loans held for sale	36,448,670	27,040,371	34.79%	36,448,670	27,040,371	34.79%
Loans (net of unearned income) (a)	276,600,079	295,417,970	(6.37%)	276,600,079	295,417,970	(6.37%)
Earning assets (b)	355,201,953	385,464,979	(7.85%)	355,201,953	385,464,979	(7.85%)
Total assets	376,397,504	405,330,277	(7.14%)	376,397,504	405,330,277	(7.14%)
Total deposits	306,907,051	321,262,865	(4.47%)	306,907,051	321,262,865	(4.47%)
Stockholders' equity	32,917,008	35,998,499	(8.56%)	32,917,008	35,998,499	(8.56%)

Common shares outstanding	2,576,388	2,572,488		2,576,388	2,572,488

Average Balances
Short term investments	$5,246,806	$14,864,550	(64.70%)	$5,231,966	$20,476,960	(74.45%)
Investment securities (b)	35,526,995	57,383,984	(38.09%)	36,191,883	58,829,367	(38.48%)
Loans held for sale	27,359,550	16,629,305	64.53%	25,378,727	14,017,931	81.04%
Loans (net of unearned income) (a)	283,110,836	293,204,817	(3.44%)	283,689,420	293,521,715	(3.35%)
Earning assets (b)	354,390,427	385,958,756	(8.18%)	353,795,741	390,722,073	(9.45%)
Total assets	374,169,296	407,629,704	(8.21%)	373,798,968	412,065,813	(9.29%)
Total deposits	307,441,900	323,347,070	(4.92%)	307,581,668	326,730,418	(5.86%)
Stockholders' equity	33,814,820	36,495,172	(7.34%)	33,586,950	36,151,768	(7.09%)

Earnings Ratios
Return on average total assets	(0.75%)	0.22%		(0.28%)	0.04%
Return on average stockholders'
equity	(8.27%)	2.43%		(3.16%)	0.50%
Net interest margin	4.09%	3.67%		4.01%	3.54%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real
estate (c)	3.52%	3.01%		3.52%	3.01%
Allowance to loans (a)	1.75%	1.62%		1.75%	1.62%
Net loan losses to average loans (d)	0.43%	0.08%		0.42%	0.08%

Capital Ratios (period end)
Stockholders' equity to total
assets	8.75%	8.88%		8.75%	8.88%
Leverage capital	9.47%	9.45%		9.47%	9.45%
Tier 1 risk-based capital	10.18%	10.19%		10.18%	10.19%
Total risk-based capital	11.44%	11.43%		11.44%	11.43%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized